Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 22 to Registration Statement No. 811-21667 of the Investment Company Act of 1940 on Form N-1A of our report dated October 21, 2009 relating to the financial statements and financial highlights of Fidelity Specialized High Income Central Fund and our report dated October 26, 2009 for Fidelity High Income Central Fund 2, each a portfolio of Fidelity Central Investment Portfolios LLC, appearing in the Annual Report on Form N-CSR of Fidelity Central Investment Portfolios LLC for the year ended August 31, 2009, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 26, 2009